RULE 10F-3 REPORTING FORM



Name of Fund:              CDC NVEST STAR GROWTH FUND
                           --------------------------

Total Net Assets of Fund:  $13,310,413
                           -----------

Issuer:                    PETCO
                           -----

Underwriter(s) 1           Goldman Sachs, Lehman Brothers, Bear Stearns,
                           ---------------------------------------------
                           Citigroup, UBS Warburg, Morgan Stanley and CIBC World
                           -----------------------------------------------------
                           Markets
                           -------

Affiliated Underwriter in the Syndicate  MORGAN STANLEY
                                         --------------

Date of Purchase:          5/22/03
                           -------

Date of Offering:          5/22/03
                           -------

Amount of Purchase 2       $3,242,250
                           ----------

Purchase Price             $19.65
                           ------

Commission or Spread:      $0.74
                           -----

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Check that all the following  conditions have been met (any exceptions should be discussed prior to commitment):


__X__The securities are (i) part of an issue  registered  under the Securities
     Act of 1933, (ii) "municipal securities" as defined under the Securities Exchange Act of 1934, (iii) sold in an offering conducted under the laws of a country other than the United States subject to certain requirements, or
     (iv) exempt from registration under section 4(2) of the Securities Act of 1933 or Rules 144A or 501-508 thereunder.


__X__The purchase price did not exceed the offering price at the end of the first business day after the first day of the offering (or fourth day before termination, if a rights offering).


__X__The underwriting was a firm commitment.

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1    Attach a list of all members in the syndicate.

2 Include all purchases made by two or more funds which have the same investment adviser or sub-adviser.

__X__The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during a comparable period of time.

__X__IN RESPECT OF ANY SECURITIES  OTHER THAN MUNICIPAL  SECURITIES,  the issuer of such securities has been in continuous operation for not less than three years (including operations of predecessors), OR IN RESPECT OF ANY MUNICIPAL SECURITIES, the issuer of such securities has received an investment grade rating from a nationally recognized statistical rating organization or if the issuer of the municipal securities or entity supplying the revenues from which the issues is to be paid has been in continuous operation for less than three years (including any predecessors), it has received one of the three highest ratings from at least one such rating service.

__X__The amount of the securities purchased by all of the Funds advised by the same investment adviser or sub-adviser did not exceed 25% of the principal amount of the offering.

__X__No underwriter which is an affiliate of the Fund's adviser or sub-adviser was a direct or indirect participant in, or benefited directly or indirectly from the purchase.

__X__The purchase was not part of a group sale (or part of the institutional pot), or otherwise allocated to the account of an officer, director, member of an advisory board, investment adviser or employee of the Fund or affiliated person thereof.